TeleCommunication Systems Reports Third Quarter 2013 Results

ANNAPOLIS, Md., Oct. 30, 2013 /PRNewswire/ -- TeleCommunication Systems, Inc. (TCS) (NASDAQ:TSYS), a world leader in highly reliable and secure mobile communication technology, reported results for the third quarter ended September 30, 2013.

Summary of Third Quarter 2013 Results

  Revenue was $96 million, up 3% sequentially from $92.8 million in the previous quarter and down 31% from $140.1 million in the third quarter of 2012.
  Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, and amortization of non-cash stock-based compensation) was up 58% to $10.9 million from $6.9 million in the previous quarter, and down 28% from $15.1 million in the year-ago quarter (see discussion about the presentation of adjusted EBITDA and adjusted net income, both non-GAAP terms, below).
  Adjusted net income was $0.05 per diluted share, improving from $(0.01) per diluted share in the previous quarter and down from $0.12 per diluted share in the year-ago quarter.
  GAAP net loss was $(0.00) per diluted share, compared to $(0.03) in the previous quarter and GAAP net income of $0.07 per diluted share in the same year-ago quarter.

Third Quarter 2013 Highlights

  Reduced total debt by $15.4 million and net debt by $3 million as TCS proceeded to use its new bank facility reported last quarter to refinance convertible debt due in 2014 and manage flexibility in the company's funding.
  Awarded $58.3 million contract to supply managed satellite services to the U.S. Marine Corps, the first contract award to TCS under the $2.6 billion DISA CS2 IDIQ vehicle.
  Awarded $6.9 million in funding for research and development of Intelligent Tutoring Authoring and Delivery System (ITADS) for U.S. Navy cyber security training.
  Added 14 U.S. patents to company portfolio and sold six, bringing the company's total patent count to 336 worldwide. There are now about 25 monetization projects at various stages of execution.

Management Commentary

"Our operating profit for the quarter was about as we expected," said Maurice B. Tose, TCS chairman and CEO. "Our commercial segment position in public safety and security communications continues to strengthen, as our backlog and pipeline for NextGen 9-1-1 work is growing. We are expanding our position with both carriers and non-carrier customers for location-based platforms and applications, as we build relationships with multiple OEM's, device manufacturers and others. During the quarter, we improved our traction in our program of monetizing our growing patent portfolio, both in numbers of projects and project partners.

"Over the last several years, TCS has laid the groundwork for major roles in several defense communication technology programs that build on our long history and experience in the field. The recent turmoil in Washington is just one manifestation of the delays and uncertainties affecting contracting offices, which are impacting our near term government segment results relative to prior years. However, we remain confident we have staked out valuable turf, including dedicated swim-lanes with larger contractors, under major long-term programs.

"The scale and experience of our company makes us an appealing vendor to world-class customers in both government and commercial communication technology. We are carefully allocating resources as we navigate the turbulent government waters, while sustaining leadership in our areas of expertise."

Summary of Adjusted EBITDA and Adjusted Net Income and Reconciliation to Net Income (Loss)

($000 except EPS)	Quarter ended September 30,
	2013	2012
	(unaudited)

Revenue	$ 96,033	$ 140,056
Adjusted EBITDA	$ 10,858	$ 15,071
Non-cash charges [1]	(8,391)	(8,836)
Income from operations	2,467	6,235
Interest and other expense	(3,816)	(2,393)
Tax benefit	1,194	337
Net income (loss)	$ (155)	$ 4,179
Add back tax-effected convertible debt interest expense [2]	-	718
Net Income (loss) for Diluted EPS calculation	$ (155)	$ 4,897

Net income (loss) per share - diluted	$ (0.00)	$ 0.07

Net Income (loss)	$ (155)	$ 4,179
Amortization of non-cash stock-based compensation expense	1,503	2,015
Amortization of acquired intangible assets	1,142	1,431
Amortization of deferred financing fees	1,538	190
Non-cash tax benefit	(1,230)	(510)
Adjusted net income	$ 2,798	$ 7,305
Add back tax-effected convertible debt interest expense	-	718
Adjusted net income for Diluted EPS calculation	$ 2,798	$ 8,023

Adjusted net income per share - diluted	$ 0.05	$ 0.12

[1]Non-cash charges are depreciation/amortization of property and equipment, acquired intangible assets, capitalized software development costs, non-cash stock-based compensation expense, and impairment of goodwill and long-lived assets.

[2] Shares issuable via the convertible debt are included if dilutive, in which case tax-effected interest expense on the debt is excluded from the determination of net income per share and adjusted net income per share.

Third Quarter 2013 Financial Highlights

Revenue and Gross Profit (unaudited):

($millions)	Three months ended September 30,
	Government			Commercial			Total
	2013	2012	Incr. (Decr.)	2013	2012	Incr. (Decr.)	2013	2012	Incr. (Decr.)
Revenue
Services	$ 34.8	$ 37.9	$ (3.1)	$ 37.2	$ 41.2	$ (4.0)	$ 72.0	$ 79.1	$ (7.1)
Systems	17.5	53.8	(36.3)	6.5	7.1	(0.6)	24.0	60.9	(36.9)
Total revenue	$ 52.3	$ 91.7	$ (39.4)	$ 43.7	$ 48.3	$ (4.6)	$ 96.0	$ 140.0	$ (44.0)

Gross profit
Gross profit-services	$ 11.0	$ 9.8	$ 1.2	$ 21.4	$ 23.8	$ (2.4)	$ 32.4	$ 33.6	$ (1.2)
As % of revenue	32%	26%		58%	58%		45%	42%
Gross profit-systems	2.3	7.9	(5.6)	1.0	2.6	(1.6)	3.3	10.5	(7.2)
As % of revenue	13%	15%		15%	37%		14%	17%
Total gross profit	$ 13.3	$ 17.7	$ (4.4)	$ 22.4	$ 26.4	$ (4.0)	$ 35.7	$ 44.1	$ (8.4)
As % of revenue	25%	19%		51%	55%		37%	32%

(Gross Profit = revenue minus direct cost of revenue, including amortization of capitalized software development costs and related amortization of non-cash stock-based compensation.)

Government Segment Revenue and Gross Profit:

Government segment revenue in the third quarter of 2013 was $52.3 million compared to $91.7 million in the same year-ago period. The decrease was due mainly to less low-margin, pass-through revenue than the third quarter of 2012, as well as delays in funding of expected business and competitor protests of awarded contracts. Government gross profit was $13.3 million or 25% of revenue, down from $17.7 million or 19% of revenue in the same year-ago period on the lower volume.

Government services revenue was down 8% to $34.8 million from $37.9 million in the third quarter of 2012, reflecting accelerated draw-down of Afghanistan field support personnel and less than expected replacement business. Government services gross profit was up 12% to $11 million or 32% of revenue from $9.8 million or 26% of revenue in the same year-ago period, due largely to the effects of some one-time changes to compensation arrangements as personnel transitioned from one contract to a successor.

Government systems revenue was $17.5 million compared to $53.8 million in Q3 2012, down mainly due to lower non-recurring, low margin pass-through revenue than in Q3 2012, as well as contract funding delays for new products. Government systems gross profit was $2.3 million or 13% of revenue compared to $7.9 million or 15% of revenue in the third quarter of 2012, reflecting the lower volume.

Commercial Segment Revenue and Gross Profit:

Commercial segment revenue in the third quarter of 2013 was $43.7 million compared to $48.3 million in the same year-ago period. Commercial segment gross profit was $22.4 million or 51% of revenue compared to $26.4 million or 55% of revenue in the same year-ago quarter.

Commercial services revenue was down 10% to $37.2 million from $41.2 million in the same year-ago period, as increased 9-1-1 related revenue was offset by lower applications revenue. Commercial services gross profit was $21.4 million or 58% of revenue compared to $23.8 million or 58% of revenue in Q3 2012, due to the lower volume.

Commercial systems revenue was down 8% to $6.5 million from $7.1 million in Q3 2012 as higher platform sales were offset by lower 'nextgen' system deployment revenue due to timing of deployment projects. Commercial systems gross profit was $1 million or 15% of revenue compared to $2.6 million or 37% of revenue in Q3 2012, reflecting the lower revenue and the impact on gross profit of non-variable costs of revenue.

Operating Costs and Expenses:

R&D: Third quarter 2013 R&D expense was $7.9 million (8% of revenue) compared to $9.8 million (7% of revenue) in the same year-ago quarter. TCS continues to invest in 9-1-1 applications, secure communications technology, infrastructure and applications for network operators and the telematics supply chain, and in patent related innovations.

SG&A: Third quarter 2013 selling, general and administrative expense was $20.6 million (21% of revenue), down 10% from $23 million (16% of revenue) in the third quarter 2012. The decrease reflects cost reduction steps taken during the quarter and the absence of 2012's nonrecurring microDATA acquisition expenses and fees.

Non-cash charges: Third quarter 2013 non-cash charges to operating profit were $8.4 million, compared to $8.8 million in the same year-ago quarter, mainly due to lower stock-based compensation cost.

Income Taxes:

For the third quarter of 2013, the company recorded a $1.2 million income tax benefit against the pre-tax $1.3 million GAAP loss.

Liquidity and Capital Resources:

At September 30, 2013, TCS had $60.4 million of cash and securities compared to $72.9 million at the beginning of the quarter. Funds were generated in the quarter from $10.9 million in adjusted EBITDA, $10 million borrowed against the company's delayed draw term loan facility, $1.4 million in borrowings under capital lease facilities and $0.2 million in proceeds from exercises of employee stock options. Uses of cash during the quarter were $26.4 million for debt repayments, $4.7 million for capital expenditures (including software development), $2.5 million in higher working capital, and $1.4 million for cash interest, cash taxes and other expenses. At the end of the quarter, the company had approximately $124 million in available liquidity, including $60.4 million in cash and securities, $30 million of unused borrowing availability under the bank credit line, and $33.5 million of undrawn bank delayed draw term loan capacity under the new June 2013 facility.

Intellectual Property:

TCS was issued 14 U.S. patents during the third quarter of 2013 and sold six, bringing the company's quarter-end patent portfolio to 336 patents issued in the U.S. and abroad, with nearly 400 patent applications pending.

Backlog:

	6/30/2013	New Orders	Revenue	9/30/2013
($millions)
Commercial Funded Contract Backlog	$ 224.0	$ 44.0	$ (43.7)	$ 224.3
Government Funded Contract Backlog	$ 81.1	$ 48.8	$ (52.3)	$ 77.6
Total Funded Contract Backlog	$ 305.1	$ 92.8	$ (96.0)	$ 301.9
Un-funded Customer Options	$ 747.3	$ (15.5)	$ -	$ 731.8
Total Backlog	$ 1,052.4	$ 77.3	$ (96.0)	$ 1,033.7

Funded contract backlog on September 30, 2013 was $301.9 million, of which the company expects to recognize approximately $174.2 million over the next 12 months.

Funded contract backlog is based upon contracts for which fiscal year funding has been appropriated by the company's customers (mainly federal agencies) and for hosted services (mainly for wireless carriers). Backlog is computed by multiplying the most recent month's contract or subscription revenue by the months remaining under the existing long-term agreements, which is considered to be the best available information for anticipating revenue under those agreements. Total backlog, as is typically measured by government contractors, includes orders covering optional periods of service and/or deliverables, but for which budgetary funding may not yet have been approved and could expire unused. The company's total backlog has approximately $690 million of unfunded orders related to the Worldwide Satellite Systems contract vehicle which is expected to expire in the first quarter of 2014 and may expire unused. The company's backlog at any given time may be affected by a number of factors, including the availability of funding, contracts being renewed or new contracts being signed before existing contracts are completed. The timing and amounts of government contract funding may be adversely affected by federal budget policy decisions, like handling of sequestration and continuing resolutions, and can lead to delays in procurement of TCS products and services due to lack of funding. Some of the company's backlog could be canceled for causes such as late delivery, poor performance and other factors. Accordingly, a comparison of backlog from period to period is not necessarily meaningful and may not be indicative of eventual actual revenue.

Conference Call

TCS will hold a conference call later today (October 30, 2013) to discuss these financial results. The company's chairman and CEO, Maurice B. Tose, and senior vice president and CFO, Tom Brandt, will host the call starting at 5:00 p.m. Eastern time. A question and answer session will follow management's presentation.

To participate, please dial the appropriate number 5-10 minutes prior to the start time and ask for the TeleCommunication Systems conference call.

Dial-In Number: 1-877-941-2069
International Number: 1-480-629-9713
Conference ID: 4645621

The conference call will be broadcast simultaneously via a link available in the investors section of the company's website at www.telecomsys.com. For the webcast, please access the link at least 15 minutes prior the call in order to register and install any necessary audio software. If you have any difficulty connecting with the conference call or webcast, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through November 13, 2013 via the same website link as well as by phone:

Replay Number: 1-877-870-5176
International Replay Number: 1-858-384-5517
Replay PIN: 4645621

About TeleCommunication Systems, Inc.
TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS) is a world leader in highly reliable and secure mobile communication technology. TCS infrastructure forms the foundation for market leading solutions in E9-1-1, text messaging, commercial location and deployable wireless communications. TCS is at the forefront of new mobile cloud computing services providing wireless applications for navigation, hyper-local search, asset tracking, social applications and telematics. Millions of consumers around the world use TCS wireless apps as a fundamental part of their daily lives. Government agencies utilize TCS' cyber security expertise, professional services, and highly secure deployable satellite solutions for mission-critical communications. Headquartered in Annapolis, MD, TCS maintains technical, service and sales offices around the world. To learn more about emerging and innovative wireless technologies, visit www.telecomsys.com.

About the Presentation of Adjusted EBITDA
Prior to the second quarter of 2013, TCS reported "EBITDA" defined exactly as the "adjusted EBITDA" in this release. For additional clarity, the company will henceforth use the term "adjusted EBITDA" instead of the term "EBITDA" since the company excludes amortization of non-cash stock-based compensation from the reported amounts.

Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines adjusted EBITDA as net income/(loss) before (1) depreciation and amortization of property and equipment: (2) amortization of non-cash stock-based compensation expense; (3) amortization of capitalized software development costs;(4) amortization of acquired intangible assets; (5) interest and other income (expense); (6) amortization of deferred financing fees; (7) provision (benefit) for income taxes; and (8) impairment of goodwill and long-lived assets and patent gains, if applicable. Other companies (including competitors) may define adjusted EBITDA differently. The company presents adjusted EBITDA because management believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of TCS nor is it intended to be predictive of potential future results. Investors should not consider adjusted EBITDA in isolation or as a substitute for analysis of the company's results as reported under GAAP. See "Summary of Adjusted EBITDA and Adjusted Net Income and Reconciliation to Net Income/(Loss)" above for further information on this non-GAAP measure.

About the Presentation of Adjusted Net Income
Adjusted net income is not a financial measure calculated and presented in accordance with GAAP and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. Adjusted net income is defined as GAAP net income/(loss) adjusted for (1) impairment of goodwill and long-lived assets, and patent gains, if applicable; (2) amortization of non-cash stock-based compensation expense; (3) amortization of acquired intangible assets; (4) amortization of deferred financing fees; and (5) non-cash tax expense/(benefit). TCS has provided adjusted net income in addition to GAAP financial results because management believes this non-GAAP measure helps provide a consistent basis for comparison between quarters and fiscal year growth rates that are not influenced by certain non-cash charges and credits or items not part of our ongoing operations, and is helpful in understanding the underlying operating results. See "Summary of Adjusted EBITDA and Adjusted Net Income and Reconciliation to Net Income/(Loss)" above for further information on this non-GAAP measure. For adjusted net income diluted per share calculations, the convertible debt is treated as debt and is assuming no conversion.

Forward-looking Statements
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon TCS' current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect," "intend," "anticipate," "should," "prospect," and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to statements that are made in the commentary sections and by Mr. Tose that (a) we have laid the groundwork for major roles in several defense communication technology programs and we remain confident that we have staked out valuable turf under major long-term programs; (b) we are carefully allocating resources as we navigate the turbulent government waters while sustaining leadership in our areas of expertise; (c) we have $124 million in available liquidity, including unused borrowing availability under our bank credit line; (d) we expect to recognize $174.2 million of backlog in the next 12 months; and (e) we have unfunded orders under the WWSS contract that could expire in the first quarter of 2014 unused.

Additional risks and uncertainties are described in the company's filings with the Securities and Exchange Commission (SEC). These include without limitation risks and uncertainties relating to the company's financial results and the ability of the company to (i) sustain profitability, (ii) accurately assess impairment triggering events related to our intangibles, including goodwill; (iii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for its products and services, and to do so at prices that will allow us to continue to fund our operations, (iv) conduct its business in foreign countries, (v) adapt and integrate new technologies into its products and adequately expand its data centers and data delivery systems, (vi) expand its sales and business offerings in the wireless communications industry, (vii) develop software and provide services without any errors or defects and with adequate security threat protections, (viii) protect its intellectual property rights, (ix) have sufficient capital resources to fund its operations, (x) not incur substantial costs from product liability and IP infringement claims and indemnification demands relating to its software, (xi) implement its sales and marketing strategy, and (xii) successfully integrate the assets and personnel obtained in its acquisitions and investments. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.

TeleCommunication Systems, Inc.
Condensed Consolidated Balance Sheets

	September 30,	December 31,
(amounts in $000)	2013	2012
	(unaudited)
Assets
Current assets:
Cash, equivalents, and marketable securities	$ 60,394	$ 51,498
Accounts receivable, net	57,541	83,013
Unbilled receivables	19,341	23,095
Inventory	10,811	11,084
Deferred income tax assets	14,455	9,813
Deferred project costs and other current assets	16,154	15,394
Total current assets	178,696	193,897

Property and equipment, net	50,795	49,270
Software development costs, net	15,385	18,929
Acquired intangible assets, net	22,744	26,172
Goodwill	112,450	112,450
Noncurrent deferred tax assets	6,233	6,233
Other assets	6,864	6,761
Total assets	$ 393,167	$ 413,712

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$ 51,357	$ 56,109
Deferred revenue	25,274	26,527
Current portion of debt and capital leases	12,271	28,657
Total current liabilities	88,902	111,293

Noncurrent debt:
Bank term debt, notes payable, and capital leases	70,936	45,439
Convertible notes due 2014	18,792	93,500
Convertible notes due 2018	50,000	-
Total noncurrent debt	139,728	138,939
Other liabilities	1,319	2,378

Total stockholders' equity	163,218	161,102
Total liabilities and stockholders' equity	$ 393,167	$ 413,712

TeleCommunication Systems, Inc.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
($000 except EPS)	2013	2012	2013	2012

Revenue
Services	$ 72,034	$ 79,096	$ 217,143	$ 221,983
Systems	23,999	60,960	66,526	132,730
Total revenue	96,033	140,056	283,669	354,713

Direct costs of revenue
Direct cost of services revenue	39,573	45,545	121,096	130,427
Direct cost of systems	20,677	50,385	55,402	111,244
Total direct cost of revenue	60,250	95,930	176,498	241,671

Services gross profit	32,461	33,551	96,047	91,556
As a % of revenue	45%	42%	44%	41%
Systems gross profit	3,322	10,575	11,124	21,486
As a % of revenue	14%	17%	17%	16%
Total gross profit	35,783	44,126	107,171	113,042
Total gross profit as a % of revenue	37%	32%	38%	32%

Operating expenses
Research and development expense	7,898	9,799	25,745	27,392
Sales and marketing expense	6,684	8,041	22,445	23,144
General and administrative expense	13,824	14,931	42,552	40,276
Depreciation and amortization of property and equipment	3,768	3,689	10,885	10,499
Amortization of acquired intangible assets	1,142	1,431	3,427	3,520
Impairment of goodwill and long-lived assets	-	-	-	125,703
Total operating expenses	33,316	37,891	105,054	230,534

Income (loss) from operations	2,467	6,235	2,117	(117,492)

Interest expense	(2,173)	(2,088)	(6,126)	(5,367)
Amortization of deferred financing fees	(1,538)	(190)	(3,275)	(568)
Other income (expense), net, including loss on early retirement of debt	(105)	(115)	(213)	(83)
Income (loss) before income taxes	(1,349)	3,842	(7,497)	(123,510)

Benefit for income taxes	1,194	337	4,642	16,203
Net income (loss)	$ (155)	$ 4,179	$ (2,855)	$(107,307)

Net income (loss) per share - basic	$ (0.00)	$ 0.07	$ (0.05)	$ (1.86)

Net (income) loss per share-diluted	$ (0.00)	$ 0.07	$ (0.05)	$ (1.86)

Weighted average shares used in calculation - basic	58,687	58,019	58,574	57,806
Weighted average shares used in calculation - diluted[1]	58,687	68,505	58,574	57,806

[1] Shares issuable via the convertible debt are included if dilutive, in which case tax-effected interest expense on the debt is excluded from the determination of Net income/(loss) per Share.

(Logo: http://photos.prnewswire.com/prnh/20120503/PH99996LOGO )

Company Contacts:
Tom Brandt	Graham Sorkin	Scott Liolios
Senior Vice President and CFO	Media Contact	Investor Relations
TeleCommunication Systems, Inc.	Nadel Phelan, Inc.	Liolios Group, Inc.
Tel 410-280-1001	Tel 831-440-2406	Tel 949-574-3860
tbrandt@telecomsys.com	graham@nadelphelan.com	info@liolios.com